Exhibit 99.1

General Steel Receives NYSE Notification Regarding Average Closing Price Requirement Under NYSE’s Continued Listing Standard

BEIJING – October 30, 2014 – General Steel Holdings, Inc. (“General Steel” or the “Company”) (NYSE: GSI), a leading non-state-owned steel producer in China, announced today that the New York Stock Exchange (the “NYSE”) has notified the Company that it has fallen below the NYSE’s continued listing standard that requires a minimum average closing price of $1.00 per share over a 30 consecutive trading day period. As of October 21, 2014, the 30 trading-day average closing price of the Company was $0.99.

Pursuant to NYSE rules, the Company has a cure period of six months from receipt of the notification on October 24, 2014, to cure its non-compliance of the minimum share price standard. The Company can regain compliance on an accelerated basis if its common stock has a share price at or above $1.00 on the last trading day of any calendar month within the cure period and the average share price over the 30 trading days preceding the end of that month is also at or above $1.00.

In addition, pursuant to NYSE rules, the Company has 10 business days from the receipt of the NYSE’s notification to submit its intent to cure this non-compliance. The Company intends to submit a plan outlining the actions it intends to complete to increase its share price, and will notify the NYSE that it intends to cure the non-compliance within the prescribed timeframe.

The NYSE suggests that the Company seriously consider implementation of a reverse stock split, which the Company received shareholder approval for at its annual general meeting on December 27, 2013, in order to effect a cure of its non-compliance within the appropriate timeframe and to avoid any future recurrence of non-compliance with the NYSE’s share price standard. If the Company decides to implement a reverse stock split, it must so inform the NYSE in the above referenced notification and must implement the reverse stock split within the six-month cure period. The Company intends to actively monitor the closing price of its common stock during the cure period and will evaluate available options to resolve this non-compliance and regain compliance with the applicable NYSE rules.

The Company’s common stock will continue to be listed and traded on the NYSE during the six-month cure period, but will be assigned a “.BC” indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued listing standards. The Company’s business operations and United States Securities and Exchange Commission reporting requirements are not affected by the receipt of the NYSE’s notification.

About General Steel

General Steel, headquartered in Beijing, China, produces a variety of steel products including rebar, high-speed wire and spiral-weld pipe. The Company has operations in China’s Shaanxi and Guangdong provinces, Inner Mongolia Autonomous Region, and Tianjin municipality with seven million metric tons of crude steel production capacity under management. For more information, please visit www.gshi-steel.com.

To be added to the General Steel email list to receive Company news, or to request a hard copy of the Company’s Annual Report on Form 10-K, please send your request to generalsteel@asiabridgegroup.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Actual results could differ materially from those projected in the forward-looking statements as a result of inaccurate assumptions or a number of risks and uncertainties. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include: (a) those risks and uncertainties related to general economic conditions in China, including regulatory factors that may affect such economic conditions; (b) whether the Company is able to manage its planned growth efficiently and operate profitable operations, including whether its management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to successfully manage and exploit existing and potential market opportunities; (c) whether the Company is able to generate sufficient revenues or obtain financing to sustain and grow its operations; (d) whether the Company is able to successfully fulfill our primary requirements for cash; and (e) other risks, including those disclosed in the Company’s most recent Annual Report on Form 10-K, filed with the United States Securities and Exchange Commission. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

Contact Us

General Steel Holdings, Inc.

Joyce Sung

Tel: +1-347-534-1435

Email: joyce.sung@gshi-steel.com

Asia Bridge Capital Limited

Carene Toh

Tel: +1-888-957-3362

Email: generalsteel@asiabridgegroup.com